Exhibit 99.1

IPC Media Contact: Scott Public Relations Elaine Murphy 818.610.0270 elaine@scottpublicrelations.com	IPC Investor Contact: PondelWilkinson Evan Pondel 310.279.5980 epondel@pondel.com

IPC The Hospitalist Company Completes Acquisition of

East Coast Post-Acute Care Practice.

Establishes Presence in Metro New York, Expands Operations

in Connecticut and Massachusetts

North Hollywood, Calif., December 12, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician practice company, announced today that it has completed the previously announced agreements to acquire the assets of four affiliated entities: Park Avenue Health Care Management, LLC; Park Avenue Medical Associates, PC; Park Avenue Medical Associates, LLC; and Geriatric Services, PC (collectively, “Park Avenue”). Park Avenue’s operations are based in White Plains, New York. The acquisition represents a new market for the company in the New York metropolitan area, as well as an expansion of IPC’s existing operations in Connecticut and Massachusetts.

Commenting on the transaction, Adam Singer, M.D., IPC’s Chairman and CEO, stated, “Acquiring a practice of the size and quality of Park Avenue is a milestone for our company. This represents a new level of commitment to leadership in patient care in the post-acute setting, as we continue to execute on our mission of delivering excellent quality of care in each type of inpatient care facility across the care continuum. Park Avenue is one of the most highly developed teams of post-acute care specialists in the country, and we prize the intellectual capital they bring to our organization.”

Park Avenue’s co-owner Brad Markowitz added, “Our providers are eager for the opportunity to enhance the clinical and administrative support we offer to the more than 120 skilled nursing, assisted living, rehabilitation and other post-acute facilities that we serve. IPC’s national practice has gained recognition as the gold standard in post-acute care through its focus on outcomes and quality of care, which aligns perfectly with the core values at Park Avenue. We also look forward to tapping into IPC’s proven expertise in the hospital setting to help us expand in that arena.” Mr. Markowitz will join IPC in the newly created role of Executive Director for portions of New York and Connecticut.

IPC’s combined incremental volume from the transaction is estimated at approximately 375,000 patient encounters on an annualized basis.

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in over 350 hospitals and 800 post-acute care facilities in 28 states. The Company offers its 1500 clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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